Exhibit 23.3 Form of Consent of Austin Associates, LLC

The Board of Directors
Hills Bancorporation

We consent to the inclusion in the Registration Statement on Form S-3 of our stock appraisal report dated July ___, 2011 and our opinion letter as to the “fairness” of the proposed offering price dated _________, 2011, and to the reference to our firm in the Registration Statement and related Prospectus.

Austin Associates, LLC

_________________, 2011